Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-8 of our report dated April 11, 2025, with respect to the consolidated balance sheets of Planet Green Holdings Corp. and its subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2024 and 2023. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

October 06, 2025